EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Form S-3 Registration Statement and related Prospectus of Pediatric Services of America, Inc. for the registration of 2,550,000 shares of its common stock and to the incorporation by reference therein of our report dated November 21, 2003, with respect to the consolidated financial statements and schedule of Pediatric Services of America, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 21, 2004